                                 EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of February 14, 1997, is entered into by and between Progenitor, Inc. ("Progenitor"), Mercator Genetics, Inc., a Delaware corporation ("Mercator"), and Elliott Sigal, M.D., Ph.D. ("Dr. Sigal") and supersedes and replaces any prior employment agreement previously entered into between Mercator or any subsidiary thereof and Dr. Sigal.

                                       RECITAL

    Progenitor, Mercator and Dr. Sigal wish to set forth herein all of the terms and conditions of their employment relationship.

    ACCORDINGLY, the parties agree as follows:

    1.   TERM OF AGREEMENT.

         (a) EFFECTIVE DATE. The Agreement shall become effective as of the date ("Effective Date") on which the Effective Time of the Reorganization occurs (as such terms are defined in the Agreement and Plan of Reorganization dated as of February 14, 1997, by and among Progenitor, Mercator and MG Merger Sub Corp., a wholly-owned subsidiary of Progenitor). This Agreement shall not become effective unless and until the Reorganization is consummated.

         (b) PERIOD OF EMPLOYMENT. Progenitor shall employ Dr. Sigal to render services to Progenitor in the position and with the duties and responsibilities described in Section 2 for the period (the "Period of Employment") commencing on the Effective Date and ending on the date upon which the Period of Employment is terminated in accordance with Section 4.

    2.   POSITION AND RESPONSIBILITIES.

         (a) POSITION. Dr. Sigal accepts employment with Progenitor as Senior Vice President of Research and Development, and shall perform all services appropriate to that position, as well as such other services as may be reasonably assigned to Dr. Sigal by the Chief Executive Officer of Progenitor. Such services shall include, without limitation, all services appropriate to supervising and managing the preclinical and clinical development areas of Progenitor and overseeing the research function, which will be headed by H. Ralph Snodgrass, Vice President of Research and Chief Scientific Officer, except that during a transition period, the Human Genetics program will report directly to Dr. Sigal. Dr. Sigal shall devote reasonable business efforts and his full business time to the performance of his duties and the 1997 Goals set forth in Exhibit A hereto. Dr. Sigal shall at all times be subject to the direction and supervision of the President and Chief Executive Officer of Progenitor. It is understood that Dr. Sigal may be expected to travel if necessary or reasonably advisable in order to meet the obligations of his position. Dr. Sigal's signature authority shall be the same as peer officers, i.e., any commitments or expenses of Progenitor over ten thousand dollars ($10,000) require the signatures of two such officers (the second such signature to be that of Mark N.K. Bagnall, Vice President, Finance and Chief Financial Officer or Douglas B. Given, President and Chief Executor Officer).

         (b) OTHER ACTIVITY. Except upon the prior written consent of the President and Chief Executive Officer of Progenitor, Dr. Sigal (during the Period of Employment) shall not (i) engage in any other full or part-time employment; or (ii) engage, directly or indirectly, in any other business or commercial activity (whether or not pursued for pecuniary advantage) that might materially interfere with the business of Progenitor or any Affiliate or otherwise create a conflict of interest with Progenitor or any Affiliate. An "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Progenitor. So that Progenitor may be aware of the extent of any other demands upon Dr. Sigal's time and attention, Dr. Sigal shall disclose in confidence to the President and Chief Executive Officer of Progenitor the nature and scope of any other business activity in which he is or becomes engaged during the Period of Employment. Notwithstanding the foregoing, Dr. Sigal may devote a reasonable amount of time to professional, civic, and community affairs, and he may own up to one per cent (1%) of the publicly traded stock of any business. Dr. Sigal does not currently serve on any Boards of Directors other than as follows: Terminal Plaza Associates.

         (c) RESIGNATION. As of the Effective Date, Dr. Sigal hereby resigns from all positions, offices and responsibilities with Mercator, including without limitation, (i) his position as President and Chief Executive Officer and (ii) his position on the Board of Directors of Mercator.

    3. COMPENSATION AND BENEFITS.

         (a) COMPENSATION. In consideration of the services to be rendered under this Agreement, Progenitor shall pay Dr. Sigal a salary at the rate of two hundred twenty-five thousand dollars ($225,000) per year, payable monthly, pursuant to the procedures regularly established. The Board of Directors of Progenitor ("Board") (or its Compensation Committee) shall review annually Dr. Sigal's salary for potential adjustment in its sole discretion and without regard to any policy or practice Progenitor may have for adjusting salaries generally, provided that Dr. Sigal's salary may be adjusted downward only if and to the extent that such downward adjustments are implemented for all other senior managers of Progenitor, other than the President and Chief Executive Officer. Progenitor shall also provide Dr. Sigal the additional compensation set forth in the attached Exhibit B. Dr. Sigal shall not be entitled to any compensation from Progenitor or Mercator other than as specifically set forth in this Agreement, except as the Board in its sole discretion may determine to provide.

         (b) BONUSES. Dr. Sigal shall be eligible to receive annual bonuses based upon the achievement of reasonable objectives established by the Board of

Directors or its Compensation Committee. The potential amount of such bonuses, the performance criteria for the award of the bonuses, and any amount actually awarded shall be subject to the recommendation of the President and Chief Executive Officer of Progenitor and the approval of the Board of Directors or the Compensation Committee. Dr. Sigal's potential bonuses shall be in the range of 0 to 30% of salary and shall be not less than the potential bonuses provided for other senior managers of Progenitor other than the President and Chief Executive Officer.

         (c) STOCK OPTIONS. Dr. Sigal shall receive stock options to purchase shares of Progenitor Common Stock equal to one per cent (1%) of the outstanding Common Stock of Progenitor on a fully-diluted basis ("Initial Options") immediately after the closing of Progenitor's initial public offering of its Common Stock and the closing of the Reorganization. The terms and conditions of the Initial Options shall be subject to the recommendation of the Chief Executive Officer of Progenitor and the approval of and grant by the Board of Directors or the Compensation Committee, provided, however that (i) the exercise price shall be the price to the public in the initial public offering, (ii) the vesting schedule shall be one quarter (1/4) of the options vesting after one (1) year with the remainder to vest ratably on a quarterly basis over the next three
(3) years such that the options are fully vested after four (4) years, and (iii) the vesting shall accelerate in the event of a change of control of Progenitor if, and to the extent that, such accelerated vesting is made available to any other senior manager of Progenitor other than the President and Chief Executive Officer. To the maximum extent permitted by law, the Inital Options shall be incentive stock options. The Initial Options shall be in addition to Dr. Sigal's stock options rolling over from Mercator pursuant to the Agreement and Plan of Reorganization, dated as of February 14, 1997, by and among Progenitor, Reorganization Sub, and Mercator (the "Reorganization Agreement"). If the closing of the Reorganization referred to above occurs prior to the initial public offering, then Dr. Sigal shall receive the Initial Options as provided above except that they shall be received in stages as follows: (A) immediately after the closing of the Reorganization, Dr. Sigal shall receive options equal to one per cent (1%) of the then outstanding Common Stock of Progenitor on a fully-diluted basis, at a fair market value to the determined by the Board of Progenitor; and (B) immediately after the initial public offering, if and when such occurs, Dr. Sigal shall receive additional options at the price to the public, such that the total number of options received under subparts A and B of this Section equals one per cent (1%) of the outstanding Common Stock of Progenitor on a fully-diluted basis as of immediately following the initial public offering.

              If Dr. Sigal is terminated without Cause (as defined below) or resigns for Good Reason (as defined below) during the first year of the Period of Employment, the vesting of one quarter (1/4) of the stock options granted pursuant to this Section 3(c) which otherwise would vest after one (1) year shall vest proratably as of the effective date of termination based on the number of full months Dr. Sigal was employed by Progenitor divided by twelve
(12). If Dr. Sigal is terminated without Cause or resigns for Good Reason after the first year of the Period of Employment, the vesting the remaining stock options shall accelerate if, and to the extent that, such accelerated vesting is made available to any other senior manager of Progenitor other than the President and Chief Executive Officer.

         (d) BENEFITS. Dr. Sigal shall be entitled to vacation leave in accordance with Progenitor's standard policies. Dr. Sigal shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Progenitor's policies and generally made available to similarly situated employees of Progenitor including without limitation, life insurance (in the amount of $450,000), disability insurance, medical, dental, retirement, sick leave, and all comparable benefits similarly titled.
Progenitor shall further provide to Dr. Sigal the benefits listed on the attached Exhibit C (and in connection therewith, Progenitor and Dr. Sigal agree that the term "Lender" pursuant to that certain Promissory Note dated as of September 7, 1995 in the principal amount of $150,000 payable by Dr. Sigal shall, from and after the Effective Date, refer to Progenitor and not Mercator). Dr. Sigal also shall be entitled to any benefits or compensation tied to termination as described in Section 4. No statement concerning benefits or compensation to which Dr. Sigal is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination. All compensation and comparable payments to be paid to Dr. Sigal under this Agreement shall be less withholdings required by law. Dr. Sigal shall not be entitled to any benefits from Progenitor or Mercator other than as specifically set forth in this Agreement, except as the Board in its sole discretion may determine to provide.

         (e) EXPENSES. Progenitor shall pay or reimburse Dr. Sigal for reasonable travel and other business expenses incurred by Dr. Sigal in the performance of his duties, in accordance with Progenitor's policies, as they may be amended in Progenitor's sole discretion.

         (f) LIMITATION ON PAYMENTS. Notwithstanding anything in this Agreement to the contrary, if any portion of any payments to Dr. Sigal by Progenitor under this Agreement and any other present or future plan of Progenitor or other present or future agreement between Dr. Sigal and Progenitor would not be deductible by Progenitor for federal income tax purposes by reason of application of section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), then payment of that portion to Dr. Sigal shall be deferred until the earliest date upon which payment thereof can be made to Dr. Sigal without being non-deductible pursuant to section 162(m) of the Code. In the event of such deferral, Progenitor shall pay interest to Dr. Sigal on the deferred amount at 120% of the applicable federal rate provided for in section 1274(d)(1) of the Code. In addition, notwithstanding any provision of this Agreement to the contrary, the total payments or benefits to be made or provided to Dr. Sigal by Progenitor (whether pursuant to this Agreement or otherwise) shall not exceed three times Dr. Sigal's annualized includible compensation for the base period, as defined in Subsection (d) of Section 280G of the Code, minus one dollar ($1.00). The intent of this portion of this Section 3(d) is to prevent any payment or benefit to Dr. Sigal from being subject to the excise tax imposed by Code Section 4999 and to prevent any item of expense or deduction of Progenitor from being disallowed as a result of the application of Code Section 280G.

    4.   TERMINATION OF EMPLOYMENT.

         (a) BY DEATH. The Period of Employment shall terminate automatically upon the death of Dr. Sigal. Progenitor shall pay to Dr. Sigal's beneficiaries or estate, as appropriate, all vested compensation then due and owing, including but not limited to payment for any accrued unused vacation and vested bonus ("Accrued Compensation"). Thereafter, all obligations of Progenitor under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Dr. Sigal's heirs to the benefits of any life insurance plan or other applicable benefits.

         (b) BY DISABILITY. If, by reason of any physical or mental incapacity, Dr. Sigal has been or will be prevented from properly performing his duties under this Agreement for more than ninety (90) days in any one (1) year period, then, to the extent permitted by law, Progenitor may terminate the Period of Employment upon thirty (30) days' advance written notice. Progenitor shall pay Dr. Sigal all Accrued Compensation through the last business day of the notice period. Thereafter, all obligations of Progenitor under this Agreement shall cease, provided however, that nothing in this Section shall affect Dr. Sigal's rights under any applicable Progenitor disability plan nor Dr. Sigal's right to disability insurance.

         (c) BY EMPLOYER NOT FOR CAUSE. At any time, Progenitor may terminate the Period of Employment for any reason, with or without cause, by providing Dr. Sigal thirty (30) days advance written notice. Progenitor shall have the option, in its complete discretion, (A) to require Dr. Sigal to work from home and not to report to his office during the balance of the notice period, or (B) to terminate Dr. Sigal at any time prior to the end of such notice period. In either event, Progenitor shall (i) pay to Dr. Sigal all Accrued Compensation and continue his benefits through the last business day of the notice period; (ii) pay to Dr. Sigal on the last business day of the notice period a lump sum equal to six (6) months salary; (iii) pay Dr. Sigal's COBRA premiums for six (6) months following the last business day of the notice period ("Benefit Continuation Period"); and (iv) to the extent permitted by the applicable plans, continue Dr. Sigal's life insurance and disability insurance coverage during the Benefit Continuation Period (items i through iv collectively referred to hereafter as "Separation Benefits"). Thereafter, all of Progenitor's obligations under this Agreement shall cease.


         (d) BY EMPLOYER FOR CAUSE. At any time and, except as to clause (i) of this Section 4(d), without prior notice, Progenitor may terminate the Period of Employment for Cause (as defined below). In the event of termination for Cause, Progenitor shall pay Dr. Sigal all Accrued Compensation through the date of termination, thereafter, all of Progenitor's obligations under this Agreement shall cease. Termination shall be for "Cause" if Dr. Sigal: (i) exhibits in regard to his employment unfitness or unavailability for service, habitual neglect, or incompetence or willfully breaches any material term of this Agreement; (ii) engages in employment-related misconduct or acts in bad faith and to the detriment of Progenitor; (iii) exhibits dishonesty in regard to his employment or is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; (iv) furnishes proprietary confidential information of Progenitor to a competitor or a potential competitor except in the bona fide belief that such action was for the benefit and best interest of Progenitor, or (v) is habitually intoxicated by alcohol or drugs during work hours. Notwithstanding the above, upon the occurrence of an event described in subsection (i) above, Progenitor shall give Dr. Sigal thirty (30) days advance written notice of its intent to terminate and the reason for termination. During this thirty (30) day period, Dr. Sigal shall have an opportunity to correct the situation, and if corrected (in Progenitor's reasonable judgment), Dr. Sigal's Period of Employment shall not be terminated; if not corrected (in Progenitor's reasonable judgment), termination shall become effective upon expiration of such thirty (30) day period. If termination is due to Dr. Sigal's disability, Section 4(b) above shall control, and not this
Section 4(d) on termination for Cause.

         (e) BY EMPLOYEE NOT FOR CAUSE. At any time, Dr. Sigal may terminate the Period of Employment for any reason, with or without cause, by providing Progenitor thirty (30) days' advance written notice. Progenitor shall have the option, in its complete discretion, to make Dr. Sigal's termination effective at any time prior to the end of such notice period. In either event, Progenitor shall pay Dr. Sigal all Accrued Compensation through the last day of the above notice period, not to exceed thirty (30) days; thereafter, all of Progenitor's obligations under this Agreement shall cease.

         (f) BY EMPLOYEE FOR GOOD REASON. Dr. Sigal may terminate the Period of Employment for Good Reason (as defined below), provided Dr. Sigal gives Progenitor thirty (30) days' advance written notice of the reason for termination and his intent to terminate this Agreement. During this period, Progenitor shall have an opportunity to correct the condition constituting Good Reason. If the condition is remedied within this period (in the reasonable judgment of Dr. Sigal), Dr. Sigal's notice to terminate shall be rescinded without the necessity of any further action by any party; if not remedied, termination shall become effective upon expiration of the above notice period. Progenitor shall also have the option, in its complete discretion, to make Dr. Sigal's termination effective at any time prior to the end of the notice period. In either event, Progenitor shall provide Dr. Sigal the Separation Benefits. Thereafter, all of Progenitor's obligations under this Agreement shall cease. Dr. Sigal shall be entitled to exercise his right to terminate this Agreement for Good Reason only if he gives the required notice not more than sixty (60) days after the occurrence of the event that is the basis for the Good Reason or the occurrence of the most recent of a concerted continuous pattern of events.

              Termination shall result from a "Good Reason" if: (i) there is an adverse change in Dr. Sigal's title or a material and adverse change in Dr. Sigal's position, duties, responsibilities, or status with Progenitor; (ii) there is a reduction in Dr. Sigal's salary then in effect, other than a reduction comparable to reductions generally applicable to similarly situated employees of Progenitor; (iii) there is a material reduction in Dr. Sigal's benefits, other than a reduction comparable to reductions generally applicable to similarly situated employees of Progenitor;
(iv) Dr. Sigal is requested to relocate outside the San Francisco Bay Area; or
(v) Progenitor materially breaches this Agreement.

         (g)  TERMINATION OBLIGATIONS

              i) All benefits to which Dr. Sigal is otherwise entitled shall cease upon Dr. Sigal's termination, unless explicitly continued either under this Agreement or under any specific written or policy or benefit plan of Progenitor.

              ii) Upon termination of the Period of Employment, Dr. Sigal shall be deemed to have resigned from all offices and directorships then held with Progenitor or any Affiliate.

              iii) Following any termination of the Period of Employment, Dr. Sigal shall fully cooperate with Progenitor in all matters relating to the winding up of pending work on behalf of Progenitor and the orderly transfer of work to other employees of Progenitor. Dr. Sigal shall also cooperate, at Progenitor's reasonable expense, in the defense of any action brought by any third party against Progenitor that relates in any way to Dr. Sigal's acts or omissions while employed by Progenitor.

    5. PROPRIETARY INFORMATION. Dr. Sigal shall execute and deliver concurrently with the Effective Date a proprietary information agreement in the form attached as EXHIBIT E ("Proprietary Information Agreement").

    6. NONSOLICITATION. Dr. Sigal agrees that for a period of one year from his termination of employment with Progenitor, he shall not solicit for employment any person employed by Progenitor.

    7.   RELEASE OF CLAIMS.

         (a) Dr. Sigal, Progenitor, and Mercator shall execute and deliver concurrently with the Effective Date the Mutual Release attached hereto as EXHIBIT F.

         (b) Dr. Sigal represents that, after consulting with counsel, he is not presently aware of any claims against Progenitor, Mercator, or any Affiliate relating to his employment and based on Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, slander, or invasion of privacy.

    8.   ARBITRATION.

         (a) ARBITRABLE CLAIMS. All disputes between Dr. Sigal (and his attorneys, successors, and assigns) and Progenitor or Mercator (and their Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) of any kind whatsoever, including without limitation, all disputes relating in any manner to the employment or termination of Dr. Sigal, and all disputes arising under this Agreement, ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Progenitor, Mercator, and Dr. Sigal) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

         (b) PROCEDURE. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended ("AAA Employment Rules"), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice initiating arbitration as provided by the AAA Employment Rules shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 8.

         (c) ARBITRATOR SELECTION AND AUTHORITY. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, including but not limited to injunctive relief, damages, costs, and fees as a court would have for the particular claim(s) asserted. The fees of the arbitrator shall be split between both parties equally. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

         (d) CONTINUING OBLIGATIONS. The rights and obligations of Dr. Sigal and Progenitor set forth in this Section on Arbitration shall survive the termination of the Period of Employment and the expiration of this Agreement.

    9.   MISCELLANEOUS.

         (a) NOTICES. Any notice under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission, or three
(3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Progenitor or to Dr. Sigal at the corresponding address or fax number below. Dr. Sigal shall be obligated to notify Progenitor in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.


         Progenitor's Notice Address:

         Progenitor, Inc.
         1507 Chambers Road
         Columbus, OH 43212-1566
         Attention:  Douglas B. Given, M.D., Ph.D.
         Fax Number:  (614) 488-0404

         With a copy to:

         Gavin B. Grover
         Morrison & Foerster, LLP
         425 Market Street
         San Francisco, California  94105-2482
         Fax Number:  (415) 268-7522

         Dr. Sigal's Notice Address:

         Elliott Sigal, M.D., Ph.D.
         565 Ortega Street
         San Francisco, CA  94122

         With a copy to:

         Wilson Sonsini Goodrich & Rosati
         650 Page Mill Road
         Palo Alto, CA  94304-1050

         Attention:  John V. Roos
         Fax Number:  (415) 493-6811

         (b) ACTION BY PROGENITOR. All actions required or permitted to be taken under this Agreement by Progenitor, including without LIMITATION, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the President and Chief Executive Officer or by his or her representative specifically authorized in writing to fulfill these obligations under this Agreement.

         (c) INTEGRATION. As of the Effective Date, this Agreement is intended to be the final, complete, and exclusive statement of the terms of Dr. Sigal's employment by Progenitor, Mercator or any of their respective Affiliates. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Dr. Sigal, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Progenitor, now or in the future, apply to Dr. Sigal and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control, including without limitation any practices, policies, or procedures relating to the employment, discipline, or termination of employees.

         (d) AMENDMENTS; WAIVERS. This Agreement may not be amended except by an instrument in writing, signed by Progenitor and Dr. Sigal. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

         (e) ASSIGNMENT, SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of Dr. Sigal upon Dr. Sigal's death and (ii) any successor or assignee of Progenitor. Notwithstanding the above, Dr. Sigal's duties and responsibilities set forth in Section 2 above shall not be assignable or delegable. Nothing in this Agreement shall prevent the consolidation of Progenitor with, or its merger into any other entity, or the sale by Progenitor of all or substantially all of its assets, or the otherwise lawful assignment by Progenitor of any rights or obligations under this Agreement.

         (f) SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

         (g) ATTORNEYS' FEES. In any arbitration proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

         (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of California.

         (i) INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

         (j) EMPLOYEE ACKNOWLEDGMENT. Dr. Sigal acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

         The parties have duly executed this Agreement as of the date first written above.

DR. SIGAL


/S/ ELLIOTT SIGAL
--------------------------------------------------
Elliott Sigal, M.D., Ph.D.

PROGENITOR, INC.


By: /S/ MARK N.K. BAGNALL
   -----------------------------------------------

Its: Vice President and Chief Financial Officer
    ----------------------------------------------

MERCATOR GENETICS, INC.


By: /S/ ELLIOTT SIGAL
   -----------------------------------------------

Its: President and Chief Executive Offiver
    ----------------------------------------------

                                                                       EXHIBIT A

                                      1997 Goals

1. Successfully design, implement and manage one or more research and development programs which result in newly committed research and development funding of between $2 million and $5 million per year for a 3 to 5 year period.

    TARGET FOR COMPLETION: Within 12 months of the Effective Time of the Reorganization.

2. Successfully merge the Research departments and employees of Mercator and Progenitor into a newly-formed Research function, which will be headed by
    H. Ralph Snodgrass, Vice President, Research and Chief Scientific Officer, except that during a transition period the Human Genetics program will report directly to Dr. Sigal. Recognizing Dr. Snodgrass' key role in Progenitor, it is critical that this Reorganization be accomplished in a way that optimizes Dr. Snodgrass' opportunity to continue to contribute to the success of Progenitor. Any preclinical and clinical development departments will report to Dr. Sigal.

    TARGET FOR COMPLETION: Beginning immediately upon the Effective Time of the Reorganization and ongoing thereafter.

3.  In connection with the following programs:

    (a)  Genetics Program - asthma
    (b)  Genetics Program - schizophrenia
    (c)  Genetics Program - cancer or arteriosclerosis
    (d)  Developmental Biology Program - del-1 program
    (e)  Developmental Biology Program - Leptin receptor program
    (f)  Developmental Biology Program - model systems
    (g)  New Technology Programs - bioinformatics
    (h)  New Technology Programs - gene expression

    Establish a strategic research plan using standard project management to identify and implement an approved milestone-driven research and development effort which results in a successful strategic alliance(s) in genetics (minimum of $6 million in committed funding) and a successful developmental biology alliance (minimum of $4 million in committed funding), or results in additional equity financing of at least $15 million.

    TARGET FOR COMPLETION: Within 12 months of the Effective Time of the Reorganization.


                                      Exhibit A

4. Successfully contribute to other corporate goals mutually defined with other members of senior management, e.g., corporate strategic plans, budgets, etc.

    TARGET FOR COMPLETION:  On-going.



                                      Exhibit A

                                                                       EXHIBIT B

                               ADDITIONAL COMPENSATION

    All accrued but unpaid vacation of Dr. Sigal from his period of employment by Mercator shall be carried over to employment by Progenitor. As of the date of this Agreement, Dr. Sigal has 90 hours of accrued but unused vacation pay.

    Any salary in the ordinary course of Dr. Sigal's employment by Mercator that is accrued but unpaid by Mercator shall be carried over to and paid by Progenitor at the next regularly-scheduled payroll date.

    Progenitor options shall be substituted in accordance with the Reorganization Agreement for any Mercator employee stock options of Dr. Sigal, all of which will be fully vested as of the Effective Time. Such options shall be not be included in the calculation of the options to be granted to Dr. Sigal pursuant to Section 3(c) of the Employment Agreement.

    Progenitor shall not assume, but shall have no objection to the payment by Mercator of, Dr. Sigal's bonus of $40,000 effective January 1997 and payable ratably from January through April, so long as the payment does not exceed the budget provided Progenitor by Mercator in connection with the Loan Agreement.

    The Retention Plan described in EXHIBIT D.



                                      Exhibit B

                                                                       EXHIBIT C

                                 ADDITIONAL BENEFITS

- In September 1995, Mercator loaned $150,000 to Elliott Sigal. The related note bears interest at the lesser of (i) 28.2% of the capital gain upon the sale of the secured property or (ii) the Fannie Mae Rate, compounded annually. The balance is due no later than the first anniversary of Dr. Sigal's termination of employment.

-   Reimbursement for reasonable business use of car phone.



                                      Exhibit C

                                                                       EXHIBIT D

                               Mercator Retention Plan

    Dr. Sigal shall receive any payment to which Dr. Sigal is entitled by the terms of the Mercator Retention Plan (as defined in the Reorganization Agreement), at the rate of between fifteen percent (15%) and twenty five percent (25%) of his base annual compensation.




                                      Exhibit D

                                                                       EXHIBIT E

                                   PROGENITOR, INC.

                          PROPRIETARY INFORMATION AGREEMENT

    As an employee of Progenitor, Inc., a Delaware corporation ("Progenitor"), and in consideration of the covenants contained herein and in the Employment Agreement between me and Progenitor dated February __, 1997 (the "Employment Agreement"), I agree to the following:

    1.   MAINTAINING CONFIDENTIAL INFORMATION

         (a) PROPRIETARY AND CONFIDENTIAL INFORMATION. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Progenitor, Mercator Genetics, Inc., or any affiliate or subsidiary (the "Company"), or their employees, clients, consultants, licensees, collaborators, or business associates, which was produced by any employee of the Company in the course of his or her employment or otherwise produced or acquired by or on behalf of the Company. All Proprietary Information not generally known outside of the Company's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) trade secrets, formulas, processes, know-how, designs, development or experimental work, computer programs, data bases, other original works of authorship, electronic codes, inventions, improvements, and research projects; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information.

         (b) RESTRICTION ON USE. I agree at all times during the term of my employment not to use Proprietary Information, nor to disclose Confidential Information, except for the benefit of the Company. Following my employment, I agree that I shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by the President and Chief Executive Officer or Board of Directors of the Company.

         (c) FORMER EMPLOYER INFORMATION. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary or confidential information or trade secrets of my former or concurrent employers or companies, if any, and that I will not bring onto the premises of the Company any unpublished document or any property belonging to my former or concurrent employers or companies, if any, unless consented to in writing by said employers or companies.

         (d) THIRD PARTY INFORMATION. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information or trade secrets subject to a duty on the Company's part to maintain the


                                     Exhibit E-1
confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the company's agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company's agreement with such third party) without the express written authorization of the President and Chief Executive Officer or the Board of Directors of the Company.

    2.   RETAINING AND ASSIGNING INVENTIONS AND ORIGINAL WORKS

         (a) INVENTION IDEAS. The term "Invention/Idea" includes any and all ideas, processes, trademarks, service marks, inventions, technology, computer hardware or software, original works of authorship, designs, formulas, discoveries, patents, copyrights, products, and all improvements, know-how, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by me, alone or with others, during my employment with the Company, except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such intellectual property. A copy of California Labor Code Section 2870 is attached hereto as Exhibit B.

         (b) RECORDS. I agree to maintain adequate and current written records on the development of all Invention/Ideas. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

         (c) DISCLOSURE. I agree to disclose promptly to the Company all Invention/Ideas and relevant records. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, original work of authorship, design, formula, discovery, patent, copyright, product, and all improvements, know-how, rights, and claims related to the foregoing ("Intellectual Property"), that I do not believe to be an Invention/Idea, but that is conceived, developed, or reduced to practice by me (alone or with others) during my employment with the Company, shall be disclosed promptly to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the Intellectual Property is an Invention/Idea subject to this Agreement. I understand that the Company's determination in this regard shall not be binding upon me.

         (d) INVENTIONS AND ORIGINAL WORKS ASSIGNED TO THE COMPANY. I agree to assign, and hereby do assign, to the Company my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention/Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention/Idea is deemed by Company to be patentable or otherwise registrable, I agree to assist the Company (at its


                                     Exhibit E-2
expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things necessary or proper thereto (including testifying at the Company's expense) and to vest the Company, or any entity or person specified by the Company, with full and perfect title thereto or interest therein. I further agree to take any action necessary or advisable in connection with any continuations, renewals, or reissues thereof or in any related proceedings or litigation. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention/Idea, whether due to my mental or physical incapacity or any other cause, I irrevocably designates and appoints the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed, delivered, and/or done by me.

              I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USCA, Section 101).

              I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations assigned hereunder to the Company.


              I agree that my obligations to assist the Company to obtain
United States or foreign letters patent and copyright registrations, as the case may be, covering Inventions/Ideas assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company's request on such assistance.

         (e) INVENTIONS ASSIGNED TO THE UNITED STATES. I agree to assign to the United States government all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

    3. EXCEPTION TO ASSIGNMENTS. I understand that the provisions of this Agreement requiring assignment of the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit B. I will advise the Company promptly in writing of any Inventions that I believe meet the criteria in Subparagraph 2(d) above, and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the


                                     Exhibit E-3

Company relating to inventions that qualify fully under the provisions of
Section 2870 of the California Labor Code.

    4. COMPETITIVE ACTIVITY. I agree that for a period of six (6) months after termination of my employment, I shall not, directly or indirectly, on behalf of myself or any person, firm, partnership, joint venture, corporation or other business entity, be employed by or consult with any entity listed on the attached Exhibit C in any state where the Company conducts its business, unless such employment or consulting occurs without the use in any way of Confidential Information.

    5. RETURNING COMPANY DOCUMENTS. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all tangible Proprietary Information, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns.

    6. REPRESENTATIONS. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

    7.   GENERAL PROVISIONS

         (a) GOVERNING LAW. This Agreement will be governed by the laws of the State of California.

         (b) ENTIRE AGREEMENT. This Agreement sets for the entire agreement and understanding between the Company and me relating to the subject matter herein, merges all prior discussions between us and supersedes and replaces any prior agreement concerning the subject matters herein. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

         (c) SEVERABILITY. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

         (d) SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.


                                     Exhibit E-4

Date:
    ------------------------------



                                  -----------------------------------
                                  Signature


                                  -----------------------------------
                                  Name of Employee (typed or printed)


-----------------------------------
              Witness



                                     Exhibit E-5

                                       EXHIBIT A

                               LIST OF PRIOR INVENTIONS

                           AND ORIGINAL WORKS OF AUTHORSHIP



                                                           Identifying Number
         Title                    Date                     or Brief Description
         -----                    ----                     --------------------



                                      Exhibit A

                                       EXHIBIT B

                          CALIFORNIA LABOR CODE SECTION 2870

                     EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

    (a) Any provision in any employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

         (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

         (2)  Result from any work performed by the employee for the employer.

    (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and ins unenforceable.


                                      Exhibit B

                                      EXHIBIT C

                                 LIST OF COMPETITORS

Any employment or consultation with the following companies would be subject to the limitations of Section 4 of the Proprietary Information Agreement:



-   Ontogeny

-   Exelexis

-   Creative Biomolecules

-   Millenium Pharmaceuticals

-   Sequana

-   Human Genome Sciences


                                      Exhibit C

                                                                     EXHIBIT F


                                    MUTUAL RELEASE

    In consideration of the covenants contained herein and in the Employment Agreement between the parties hereto dated February __, 1997 (the "Employment Agreement"), Progenitor, Inc. ("Progenitor"), Mercator Genetics, Inc. ("Mercator"), and Elliott Sigal, M.D., Ph.D. ("Dr. Sigal") agree as follows:

    1. DR. SIGAL RELEASE. Dr. Sigal and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge Progenitor, Mercator, any Affiliate (as defined in the Employment Agreement) of Progenitor or Mercator, and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns from all claims, rights, demands, actions, obligations, liabilities, and causes of action, known or unknown, mature or unmatured, arising from or in any way related to his employment with Mercator or any of its Affiliates to the extent that such claims are based on contract or the duty of good faith and fair dealing, including without limitation, any claim relating to compensation or benefits, except as set forth in EXHIBIT B, EXHIBIT D or otherwise in the Employment Agreement or in the Agreement and Plan of Reorganization, dated as of February __, 1997, by and among Progenitor, Reorganization Sub, and Mercator ("Sigal Released Claims").

    2. PROGENITOR/MERCATOR RELEASE. Progenitor and Mercator and their successors and assigns do hereby completely release and forever discharge Dr. Sigal and his representatives, heirs, successors, and assigns from all claims, rights, demands, actions, obligations, liabilities, and causes of action, known or unknown, mature or unmatured, arising from or in any way related to his employment with Mercator or any of its Affiliates to the extent that such claims are based on contract or the duty of good faith and fair dealing, except as set forth in the Employment Agreement or in the Agreement and Plan of Reorganization referred to above ("Progenitor/Mercator Released Claims").

    3. SECTION 1542 WAIVER. The parties understand and agree that the Released Claims include not only claims presently known to Dr. Sigal, Progenitor, or Mercator, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Sigal Released Claims or the Progenitor/Mercator Released Claims, respectively. The parties understand that they may hereafter discover facts different from what they now believe to be true, which if known, could have materially affected this Agreement, but they nevertheless waive any claims or rights based on different or additional facts. The parties knowingly and voluntarily waive any and all rights or benefits that they may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

              A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    4. INTEGRATION. The parties understand and agree that the preceding Sections and the Employment Agreement recite the sole consideration for this Agreement; that no representation or promise has been made by any party concerning the subject matter of this Agreement, except as expressly set forth in this Agreement or in the Employment Agreement; and that all agreements and understandings between the parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement and the Employment Agreement. This Agreement and the Employment Agreement shall supersede all prior or contemporaneous agreements and understandings among the parties, whether written or oral, express or implied, with respect to the subject matter of this Agreement.

    5. ASSIGNMENT; SUCCESSORS AND ASSIGNS. The parties represents that they have not previously assigned or transferred any claims or rights released pursuant to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any person or entity covered by the releases contained herein.

    6. SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

    7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of California.

    8. INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

    9. REPRESENTATION BY COUNSEL. The parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

    The parties have duly executed this Agreement as of February __, 1997.



DR. SIGAL


-----------------------------------
Elliott Sigal, M.D., Ph.D.

PROGENITOR, INC.


By:
   --------------------------------

Its:
    -------------------------------


MERCATOR GENETICS, INC.


By:
   --------------------------------

Its:
    -------------------------------